EXHIBIT 99.1

Press Release

INTERACTIVE DATA REPORTS THIRD-QUARTER 2009 RESULTS

Net Income Growth of 17.5% Reflects the Benefit of Prior Cost-Containment Initiatives

Combined with a Lower Effective Tax Rate

BEDFORD, Mass – October 29, 2009 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the third quarter ended September 30, 2009. Interactive Data’s third-quarter 2009 revenue was $192.1 million, an increase of 1.9% from $188.6 million in the third quarter of 2008. Income from operations in the third quarter of 2009 was $58.4 million, an 8.8% increase over $53.7 million in the same period one year ago. Net income attributable to Interactive Data for the third quarter of 2009 was a record $43.1 million, or $0.45 per diluted share, an increase of 17.5% over net income of $36.7 million, or $0.38 per diluted share, in the third quarter of 2008.

Ray D’Arcy, Interactive Data’s president and chief executive officer, stated, “Our third-quarter 2009 financial performance was highlighted by higher income from operations primarily driven by the combination of actions we took earlier this year to adjust spending and higher revenue. Our third-quarter 2009 net income growth of 17.5% reflects higher income from operations and a lower effective tax rate of 26.6%, which more than offset a significant decrease in interest income. By comparison with the effective annual tax rate of 34.8% in the first-half 2009, the reduction in our third-quarter 2009 effective tax rate contributed over $4.8 million, or approximately $0.05 per diluted share, to our third-quarter 2009 net income.”

Commenting on the Company’s revenue performance, D’Arcy said, “Organic revenue grew 3.6% in the third quarter of 2009 over the same period last year due to the resiliency in our fixed income evaluations and reference data product areas, and a solid performance in Europe. We were also pleased to see lower cancellation levels across our institutional business compared with first-half 2009 levels. Although this is encouraging, customers continue to focus on controlling costs, which we expect will continue to influence near-term usage-related revenue growth and progress with new sales.”

D’Arcy concluded, “With a successful third quarter behind us, we have raised our guidance for net income to primarily reflect a lower effective annual tax rate and, to a lesser extent, incremental improvement in the underlying performance of our business. In addition, we lowered our 2009 capital expenditure plans due to changes in the timing for various initiatives, including the upgrading and expansion of our London office and data center. In the context of our full-year 2009 guidance, it is also important to keep in mind that we enjoyed an exceptionally strong fourth quarter of 2008 that was aided by certain one-time sales, strong usage-related revenue and other items. Looking ahead, we plan to remain disciplined with our spending while continuing to direct investment into high priority areas that we believe are fundamental to driving long-term success.”

Third-Quarter 2009 Effective Tax Rate

•

Interactive Data’s third-quarter 2009 effective tax rate of 26.6% declined by 8.2 percentage points from the first-half 2009 effective tax rate of 34.8%. The decrease was driven by discrete items totaling $6.1 million primarily resulting from a favorable UK audit settlement for 2005, 2006 and 2007 ($3.0 million), various state income tax audit settlements ($1.5 million), and the expiration of the statute of limitations in various U.S. tax jurisdictions which resulted in a release of tax reserves ($2.0 million). The collective impact of these discrete items was partially offset by a decrease in income generated in lower tax rate jurisdictions, a decrease in foreign tax credits and other items.

Segment Reporting, Related Operating Highlights and Revenue by Geography

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported third-quarter 2009 revenue of $126.7 million, an increase of $7.1 million, or 5.9%, over the prior year’s third quarter (or an increase of $11.1 million, or 9.3%, before the effects of foreign exchange). Kler’s Financial Data Service S.r.l. (Kler’s), which we acquired in August 2008, contributed incremental revenue of $0.9 million in the third quarter of 2009. NTT DATA Financial (NDF), in whom we acquired an 80% interest in December 2008 and subsequently acquired an additional 10% interest during the second quarter of 2009, contributed an incremental $2.2 million to third-quarter 2009 revenue. Third-quarter 2009 organic revenue for this business, which excludes the contributions from Kler’s and NDF, related intercompany eliminations associated with NDF and the effects of foreign exchange, increased by $8.0 million, or 6.8%, over the same period last year primarily as a result of net new business progress in Europe during the past several quarters and continued expansion of customer relationships in the U.S. During the third quarter, this business advanced alliances with specialist firms to provide valuation services for Term Asset-Backed Securities Loan Facility (TALF) loans and Municipal Auction Rate Securities (ARS) including Student Loan Auction Rate Securities (SLARS). This business also established an alliance with Goal Group, a leading UK-based global class actions service specialist, to provide a comprehensive, outsourced class actions service designed to support investors and corporations throughout the entire lifecycle of a securities class action.

•

Interactive Data Real-Time Services generated third-quarter 2009 revenue of $36.2 million, a decrease of $1.9 million, or 5.1%, over the same quarter last year (or essentially unchanged before the effects of foreign exchange). The organic revenue performance for this business primarily reflects the impact of increased cancellations over the past several quarters for its real-time market data services, offset by continued strong growth in its U.S. Web-based solutions. In recent months, Interactive Data continued to expand its Web-based solutions business in the United States, announcing msnbc.com and Scivantage as new customers.

•

Interactive Data Fixed Income Analytics reported revenue for the third quarter of 2009 of $8.2 million, which was essentially unchanged from last year’s third quarter. During the third quarter, this business introduced BondEdge® Cash Flow Analyst for Insurance, a new package of capabilities designed to help address the asset modeling and risk analysis needs of insurance portfolio asset-liability management.

Active Trader Services Segment:

•

eSignal’s third-quarter 2009 revenue of $20.9 million decreased by $1.7 million, or 7.3%, from the third quarter of 2008 (or a decline of $1.3 million, or 5.9%, before the effects of foreign exchange) due to the decline in the eSignal direct subscriber base and lower advertising revenue. As of September 30, 2009, eSignal managed approximately 57,200 direct subscription terminals, which is 1.7% lower than the same period last year and essentially unchanged from the prior quarter. eSignal’s recent highlights include the continued enhancement of its offerings and the deployment of customized versions of its applications by Knowledge to Action™, one of the UK’s leading providers of financial training.

Revenue by Geography:

•

Interactive Data’s North American third-quarter 2009 revenue of $133.0 million was essentially unchanged from the same period last year. Organic revenue for Interactive Data’s North American business, which excludes eliminations associated with the Company’s redistribution relationship with NDF in Japan, grew 1.0% as growth in its evaluations, reference data services and web-based solutions was largely offset by revenue weakness in its real-time market data and eSignal product areas. The Company’s third-quarter 2009 revenue in Europe of $50.7 million was essentially unchanged from last year’s third quarter. Excluding the effects of foreign exchange and the incremental contribution from Kler’s, third-quarter 2009 organic revenue in Europe grew 10.5% primarily as a result of growth within the Company’s evaluations, reference data services and real-time market data areas. Interactive Data’s Asia-Pacific revenue of $8.4 million in the third quarter of 2009 grew 73.5% from the third quarter of 2008 primarily as a result of the NDF contribution. Excluding the effects of foreign exchange and the contribution from NDF, Asia-Pacific organic revenue grew 2.2% during the third quarter of 2009.

•

A table comparing revenue by geography, including the impact of foreign exchange as a percentage of total revenue for the three months and nine months ended September 30, 2009 and 2008, for each of Interactive Data’s major geographic regions has been included on page 13 of this press release.

Other Third-Quarter 2009 Financial and Operating Highlights

Effects of Foreign Exchange:

•

Interactive Data’s third-quarter 2009 revenue was unfavorably impacted by $6.3 million due to the effects of foreign exchange resulting from a weaker US dollar in comparison with the third quarter of 2008. Third-quarter 2009 revenue before the effects of foreign exchange grew by $9.8 million, or 5.2%, over the same period in 2008. Total costs and expenses in the third quarter of 2009 were favorably impacted by $4.1 million as a result of the effects of foreign exchange. Third-quarter 2009 total costs and expenses before the effects of foreign exchange increased by $2.9 million, or 2.1%, over the third quarter of 2008.

•

A table comparing the average foreign exchange rates during the three months and nine months ended September 30, 2009 versus the comparable periods of 2008 in three of the Company’s primary overseas currencies (as measured against the U.S. dollar) is provided on page 15 of this press release.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of September 30, 2009, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $290.2 million. During the third quarter of 2009, Interactive Data repurchased 479,500 shares of its common stock at an average price of $23.63 per share. Entering the fourth quarter of 2009, nearly 2.0 million shares were available for repurchase under the existing stock buyback program. During the third quarter of 2009, Interactive Data paid $18.8 million to stockholders in connection with its regular quarterly dividend of $0.20 per share.

Management Changes:

•

On September 16, 2009, Interactive Data announced that Christine A. Sampson, the Company’s vice president of finance and chief accounting officer, began serving as interim chief financial officer and treasurer as a result of Andrew J. Hajducky’s resignation as executive vice president, treasurer and chief financial officer. Interactive Data is in the process of conducting a CFO search.

•

In early October, Interactive Data announced Elizabeth Duggan was promoted to managing director of the Company’s Evaluations organization. Duggan has held a variety of management positions at Interactive Data, serving most recently as chief operating officer, Evaluations since January 2009.

Nine-Month 2009 Results

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For the nine months ended September 30, 2009, Interactive Data reported revenue of $563.1 million, an increase of $6.7 million, or 1.2%, from $556.4 million in the same period last year. Foreign exchange unfavorably impacted revenue during the first nine months by $33.2 million and acquisitions contributed an incremental $12.2 million during that same period. For the first nine months of 2009, organic revenue, which excludes the effects of foreign exchange and the net impact of acquisitions, grew by 5.0%. Total costs and expenses increased $1.9 million, or 0.5%, to $405.8 million during the first nine months of 2009. Net income attributable to Interactive Data during the first nine months of 2009 was $108.2 million, or $1.13 per diluted share, versus $102.5 million, or $1.06 per diluted share, in the comparable period of 2008. The effective tax rate for the first nine months of 2009 was 31.8% compared with 35.4% in the same period last year.

•

Interactive Data’s results for the first nine months of 2009 included a $10.9 million out-of-period accounting adjustment related to the write-down of certain assets and the accrual of certain liabilities associated with the Company’s European real-time market data services operation. The out-of-period accounting adjustment, which occurred in the second quarter of 2009, decreased second-quarter 2009 revenue by approximately $2.3 million and increased 2009 second-quarter total costs by approximately $8.6 million, which is mostly related to data acquisition expenses that were not properly recorded in prior periods, primarily in 2008 and the first quarter of 2009. A table summarizing the out-of-period accounting adjustment and its allocation to earlier reporting periods has been included on page 16 of this press release.

2009 Outlook

Market conditions for the balance of 2009 are expected to remain challenging. Overall spending on market data and related services by customers in the financial services industry in 2009 is being influenced by various factors including cost-containment activities, the impact of recent mergers and acquisitions, and overall economic conditions. Based on these market conditions, our results to date and anticipated near-term performance, we have updated our 2009 non-GAAP and GAAP outlook as follows:

Non-GAAP:

•

2009 organic revenue growth over 2008 (on a percentage change basis) is now expected to be roughly 2.0%. This compares with prior organic revenue guidance that called for the organic revenue growth to be at the low end of the low-single digit range.

•

2009 organic income from operations growth versus 2008 (on a percentage change basis) is now expected to be roughly 6.0%. This is at the high end of prior organic income from operations guidance that called for growth in the mid-single digit range.

GAAP:

•	2009 revenue is still expected to be roughly flat with 2008, which is unchanged from the prior quarter’s guidance.
o	This forecast still includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.
o	Our prior revenue guidance assumed that 2009 revenue would be negatively impacted by approximately four percentage points associated with changes in foreign exchange rates. Our revenue forecast now includes a negative impact of at least four percentage points associated with changes in foreign exchange rates as of September 30, 2009.

•

2009 income from operations versus 2008 (on a percentage change basis) is now expected to be roughly flat. This compares with prior guidance that called for the decline in 2009 income from operations to be in the low single digit range.

o	This forecast still includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.
o	Our prior guidance assumed that changes in foreign exchange rates would negatively impact 2009 income from operations by more than five percentage points. This forecast now includes a negative impact of approximately five percentage points related to changes in foreign exchange rates as of September 30, 2009.

•	Our effective 2009 annual tax rate is now expected to be in the range of 33.0% to 34.0%, versus prior guidance that ranged from 35.0% to 36.0%.

•

Due primarily to the change in our effective 2009 annual tax rate, 2009 net income attributable to Interactive Data versus 2008 (on a percentage change basis) is now expected to be roughly flat. This compares with prior guidance for 2009 net income to decline in the low-to-mid single digit range.

•	2009 capital expenditures are now expected to be in the range of $49.0 million to $51.0 million versus our prior capital expenditure guidance of $54.0 million to $56.0 million.
o	This capital expenditure forecast now includes spending of $6.5 million to $7.0 million for leasehold improvements related to the planned relocation of our midtown New York office and refurbishment of our London office and data center. This is lower than the $7.0 million to $8.0 million that was included for these leasehold improvements in our prior capital expenditures guidance. Due to the timing of these activities, we now expect that approximately 50% of these leasehold improvements will be reimbursed by each respective landlord in 2010 versus the prior expectation that 30% of these leasehold improvements would be reimbursed by each respective landlord in 2009 with an additional 20% reimbursed in 2010.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, October 29, 2009 at 5:30 p.m. Eastern Time to discuss the third-quarter 2009 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 33734970. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from October 29 at 8:00 p.m. until Thursday, November 5, 2009 at 8:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 33734970. An archived replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Company’s Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

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Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual underlying business trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses this information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

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Management includes information regarding non-GAAP income from operations, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our non-GAAP income from operations on a constant dollar basis better reflect actual underlying business trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, income from operations, net income or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, potential impact of customer consolidations, future challenges and opportunities. These statements include those regarding our ability to drive long-term success, that customer continuing focus on controlling costs will continue to influence near-term usage-related revenue growth and progress with new sales, that our spending will be disciplined, that we will continue to make investments in our business and that those investments will be directed at areas that are fundamental to our business, and all of the statements appearing under the heading “2009 Outlook.” Our forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the impact of cost-cutting pressures across the industries we serve, including, without limitation, delayed sales cycles and further deceleration in usage-related revenue growth; (ii) consolidation of financial services companies, both within an industry and across industries, or the failure of financial services firms; (iii) the intensity of competition from vendors with greater financial resources than ours and their strategic response to our services and offerings; (iv) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (v) our ability to maintain relationships with our key suppliers and providers of market data; (vi) our ability to maintain our relationships with service bureaus and custodian banks; (vii) new technologies that could cause our offerings or services to become less competitive or obsolete; (viii) we may not be able to develop new or enhanced services or offerings in a timely manner, or at all, in response to evolving market demands; (ix) overall economic conditions; (x) a decline in activity levels in the securities markets; (xi) new legislation or changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; (xii) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all, or to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xiii) we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; (xiv) certain of our subsidiaries are subject to complex regulations and licensing requirements; (xv) the risks of doing business internationally, which includes the impact that changes in foreign exchange rates may have upon our results of operations; (xvi) the timing and magnitude of discrete items that may impact our effective tax rate in any given reporting period; (xvii) our ability to attract and retain key personnel; (xviii) the actual timing of planned capital expenditures and reimbursements from landlords which may differ from our expectations; and (xix) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related solutions to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Interactive Data, headquartered in Bedford, Mass., has approximately 2,400 employees in offices located throughout North America, Europe, Asia and Australia. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS

Investors: Andrew Kramer Director of Investor Relations 781-687-8306 andrew.kramer@interactivedata.com	Media: Brian Willinsky Manager, Public Relations 781-687-8291 brian.willinsky@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
REVENUE	$192,092	$188,589	1.9%	$563,118	$556,449	1.2%
COSTS AND EXPENSES:
Cost of services	60,347	60,469	-0.2%	187,176	181,979	2.9%
Selling, general and administrative	57,387	60,727	-5.5%	172,918	181,101	-4.5%
Depreciation	8,283	6,706	23.5%	22,962	20,016	14.7%
Amortization	7,644	7,006	9.1%	22,715	20,761	9.4%

Total costs and expenses	133,661	134,908	-0.9%	405,771	403,857	0.5%

INCOME FROM OPERATIONS	58,431	53,681	8.8%	157,347	152,592	3.1%
Interest income	335	1,893	-82.3%	1,495	6,208	-75.9%

INCOME BEFORE INCOME TAXES	58,766	55,574	5.7%	158,842	158,800	0.0%
Income tax expense	15,636	18,859	-17.1%	50,485	56,260	-10.3%

NET INCOME	$43,130	$36,715	17.5%	$108,357	$102,540	5.7%
Less: Net income attributable to noncontrolling interest	—	—	—	(172)	—	100.0%

NET INCOME ATTRIBUTABLE TO INTERACTIVE DATA CORPORATION	$43,130	$36,715	17.5%	$108,185	$102,540	5.5%

EARNINGS PER SHARE- INTERACTIVE DATA CORPORATION:
Basic	$0.46	$0.39	17.9%	$1.15	$1.09	5.5%
Diluted	$0.45	$0.38	18.4%	$1.13	$1.06	6.6%
Cash dividends declared per common share*	$0.20	$0.30	-33.3%	$0.40	$0.45	-11.1%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	93,994	94,002	0.0%	93,902	94,094	-0.2%
Diluted	96,047	96,764	-0.7%	96,122	97,023	-0.9%

*	The payment of certain quarterly cash dividends does not necessarily occur in the quarter in which it was declared.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2009	December 31, 2008
ASSETS	(Unaudited)
Assets:
Cash and cash equivalents	$190,459	$154,162
Marketable securities	99,766	74,616
Accounts receivable, net	123,848	109,052
Prepaid expenses and other current assets	21,236	16,039
Receivables from affiliates	1,597	—
Deferred income taxes	7,264	6,511

Total current assets	444,170	360,380

Property and equipment, net	112,143	109,210
Goodwill	566,714	550,282
Intangible assets, net	138,409	157,723
Other assets	5,036	4,930

Total Assets	$1,266,472	$1,182,525

LIABILITIES AND EQUITY
Liabilities:
Accounts payable, trade	$16,020	$17,011
Accrued liabilities	70,005	85,088
Payables to affiliates	—	47
Income taxes payable	8,015	6,532
Deferred revenue	43,620	34,106
Dividends payable	—	18,705

Total current liabilities	137,660	161,489

Income taxes payable	10,718	11,158
Deferred tax liabilities	33,412	39,057
Other liabilities	15,868	10,418

Total Liabilities	197,658	222,122

Equity:
Interactive Data Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	1,042	1,027
Additional paid-in-capital	1,007,278	976,651
Treasury stock, at cost	(208,736)	(190,000)
Accumulated earnings	265,027	194,733
Accumulated other comprehensive income (loss)	4,203	(22,604)

Total Interactive Data Corporation stockholders’ equity	1,068,814	959,807
Noncontrolling interest	—	596

Total Equity	1,068,814	960,403

Total Liabilities and Equity	$1,266,472	$1,182,525

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30, (Unaudited)
	2009	2008
Cash flows provided by (used in) operating activities:
Net income	$108,357	$102,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,677	40,777
Amortization of discounts and premiums on marketable securities, net	1,484	456
Deferred income taxes	(7,967)	(66)
Excess tax benefits from stock-based compensation	(2,559)	(1,978)
Stock-based compensation	12,709	10,648
Provision for doubtful accounts and sales credits	1,067	705
Loss on dispositions of fixed assets	463	246
Changes in operating assets and liabilities, net	(22,748)	(16,686)

NET CASH PROVIDED BY OPERATING ACTIVITIES	136,483	136,642

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(25,157)	(22,629)
Acquisition of business	(3,231)	(27,338)
Purchase of marketable securities	(200,176)	(117,552)
Proceeds from maturities of marketable securities	173,510	136,215

NET CASH USED IN INVESTING ACTIVITIES	(55,054)	(31,304)

Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	15,936	16,657
Purchase of treasury stock	(18,150)	(44,767)
Common stock cash dividends paid	(56,413)	(89,542)
Excess tax benefits from stock-based compensation	2,559	1,978

NET CASH USED IN FINANCING ACTIVITIES	(56,068)	(115,674)
Effect of change in exchange rates on cash and cash equivalents	10,936	(10,303)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	36,297	(20,639)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	154,162	205,470

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$190,459	$184,831

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions*

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue
Institutional Services:
Pricing and Reference Data	$126,732	$119,673	5.9%	$371,754	$351,298	5.8%
Real-Time Services	36,233	38,175	-5.1%	103,992	114,038	-8.8%
Fixed Income Analytics	8,231	8,188	0.5%	24,593	24,388	0.8%

Institutional Services total	171,196	166,036	3.1%	500,339	489,724	2.2%
Active Trader Services:
eSignal	20,896	22,553	-7.3%	62,779	66,725	-5.9%

Active Trader Services total	20,896	22,553	-7.3%	62,779	66,725	-5.9%
Total revenue	192,092	188,589	1.9%	563,118	556,449	1.2%
Effects of foreign exchange
Institutional Services:
Pricing and Reference Data	4,064	—	—	20,395	—	—
Real-Time Services	1,924	—	—	10,923	—	—
Fixed Income Analytics	11	—	—	49	—	—

Institutional Services total	5,999		—	31,367		—
Active Trader Services:
eSignal	336	—	—	1,794	—	—

Active Trader Services total	336	—	—	1,794	—	—
Total effects of foreign exchange	6,335	—	—	33,161	—	—

Non-GAAP revenue before effects of foreign exchange	198,427	188,589	5.2%	596,279	556,449	7.2%
Acquisition-related revenue
Acquisition-related revenue—Kler’s	(895)	—	—	(5,984)	—	—
Acquisition-related revenue—NTT DATA Financial	(3,635)	—	—	(9,998)	—	—

Total effects of acquisition-related revenue	(4,530)	—	—	(15,982)	—	—
Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	193,897	188,589	2.8%	580,297	556,449	4.3%
Intercompany eliminations—NTT DATA Financial	—	(1,403)	—	—	(3,826)	—

Non-GAAP revenue before above factors*	193,897	187,186	3.6%	580,297	552,623	5.0%

*	Also referred to in this news release as organic revenue

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Interactive Data Pricing and Reference Data Revenue

Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change %	2009	2008	Change %
Interactive Data Pricing and Reference Data revenue	$126,732	$119,673	5.9%	$371,754	$351,298	5.8%
Effects of foreign exchange	4,064	—	—	20,395	—	—

	$130,796	$119,673	9.3%	$392,149	$351,298	11.6%
Acquisition-related revenue—Kler’s	(895)	—	—	(5,984)	—	—
Acquisition-related revenue—NTT DATA Financial	(3,635)	—	—	(9,998)	—	—
Intercompany eliminations—NTT DATA Financial	—	(1,403)	—	—	(3,826)	—

Non-GAAP revenue before above factors*	$126,266	$118,270	6.8%	$376,167	$347,472	8.3%

*	Also referred to in this news release as organic revenue

Interactive Data Real-Time Services Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change %	2009	2008	Change %
Interactive Data Real-Time Services revenue	$36,233	$38,175	-5.1%	$103,992	$114,038	-8.8%
Effects of foreign exchange	1,924	—	—	10,923	—	—

Non-GAAP revenue before effects of foreign exchange*	$38,157	$38,175	0.0%	$114,915	$114,038	0.8%

*	Also referred to in this news release as organic revenue

Interactive Data Fixed Income Analytics Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change %	2009	2008	Change %
Interactive Data Fixed Income Analytics revenue	$8,231	$8,188	0.5%	$24,593	$24,388	0.8%
Effects of foreign exchange	11	—	—	49	—	—

Non-GAAP revenue before effects of foreign exchange*	$8,242	$8,188	0.7%	$24,642	$24,388	1.0%

*	Also referred to in this news release as organic revenue

eSignal Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change %	2009	2008	Change %
eSignal revenue	$20,896	$22,553	-7.3%	$62,779	$66,725	-5.9%
Effects of foreign exchange	336	—	—	1,794	—	—

Non-GAAP revenue before effects of foreign exchange*	$21,232	$22,553	-5.9%	$64,573	$66,725	-3.2%

*	Also referred to in this news release as organic revenue

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Revenue by Geography Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Related Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue by Geography
North America	$133,034	$133,131	-0.1%	$397,384	$391,360	1.5%
Europe	50,688	50,635	0.1%	142,427	151,340	-5.9%
Asia-Pacific	8,370	4,823	73.5%	23,307	13,749	69.5%

Total revenue	$192,092	$188,589	1.9%	$563,118	$556,449	1.2%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue by Geography as a percentage of revenue
North America	69.3%	70.6%	-1.3%	70.6%	70.3%	0.2%
Europe	26.4%	26.8%	-0.5%	25.3%	27.2%	-1.9%
Asia-Pacific	4.4%	2.6%	1.8%	4.1%	2.5%	1.7%

Total revenue	100.0%	100.0%	0.0%	100.0%	100.0%	0.0%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue—North America	$133,034	$133,131	-0.1%	$397,384	$391,360	1.5%
Intercompany eliminations—NTT DATA Financial	—	(1,403)	—	—	(3,826)	—

Non-GAAP revenue before effects of foreign exchange*	$133,034	$131,728	1.0%	$397,384	$387,534	2.5%

* Also referred to in this news release as organic revenue

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue—Europe	$50,688	$50,635	0.1%	$142,427	$151,340	-5.9%
Effects of foreign exchange	6,139	—	—	31,372	—	—

	56,827	50,635	12.2%	173,799	151,340	14.8%
Acquisition-related revenue—Kler’s	(895)	—	—	(5,984)	—	—

Non-GAAP revenue before effects of foreign exchange*	$55,932	$50,635	10.5%	$167,815	$151,340	10.9%

* Also referred to in this news release as organic revenue

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Revenue—Asia Pacific	$8,370	$4,823	73.5%	$23,307	$13,749	69.5%
Effects of foreign exchange	196	—	—	1,789	—	—

	8,566	4,823	77.6%	25,096	13,749	82.5%
Acquisition-related revenue—NTT DATA Financial	(3,635)	—	—	(9,998)	—	—

Non-GAAP revenue before effects of foreign exchange*	$4,931	$4,823	2.2%	$15,098	$13,749	9.8%

* Also referred to in this news release as organic revenue

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-Related

Total Costs and Expenses, and Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Total costs & expenses	$133,661	$134,908	-0.9%	$405,771	$403,857	0.5%
Effects of foreign exchange	4,114	—	—	22,727	—	—

Total costs & expenses before the effects of foreign exchange	137,775	134,908	2.1%	428,498	403,857	6.1%
Effects of foreign exchange primarily related to the revaluation of overseas bank balances	797	1,401	—	(1,125)	4,829	—

Total costs & expenses before all foreign exchange-related items	138,572	136,309	1.7%	427,373	408,686	4.6%
Acquisition-related costs & expenses
Total costs & expenses – NTT DATA Financial	(1,861)	—	—	(5,073)	—	—
Total costs & expenses – Kler’s	(479)	—	—	(3,219)	—	—

	(2,340)	—	—	(8,292)	—	—
Non-GAAP total costs & expenses before above factors	$136,232	$136,309	-0.1%	$419,081	$408,686	2.5%

Income from Operations* Before Effects of Acquisitions and Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	Change	2009	2008	Change
Non-GAAP revenue before above factors	$193,897	$187,186	3.6%	$580,297	$552,623	5.0%
Non-GAAP total costs and expenses before above factors	136,232	136,309	-0.1%	419,081	408,686	2.5%

Non-GAAP income from operations	$57,665	$50,877	13.3%	$161,216	$143,937	12.0%

*	Also referred to in this news release as non-GAAP income from operations

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

2009 Outlook

GAAP Revenue to Organic (non-GAAP) Revenue

•	2009 revenue is still expected to be roughly flat with 2008.
o	This forecast still includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.
o	Our prior revenue guidance assumed that 2009 revenue would be negatively impacted by approximately four percentage points associated with changes in foreign exchange rates. Our revenue forecast now includes a negative impact of at least four percentage points associated with changes in foreign exchange rates as of September 30, 2009.
•

Excluding the above factors, 2009 organic (non-GAAP) revenue growth over 2008 (on a percentage change basis) is now expected to be roughly 2.0% . This compares with prior organic revenue guidance that called for growth to be at the low end of the low-single digit range.

GAAP Income from Operations to Organic (non-GAAP) Income from Operations

•

2009 income from operations versus 2008 (on a percentage change basis) is now expected to be roughly flat. This compares with prior guidance that called for the decline in 2009 income from operations to be in the low single digit range.

o	This forecast still includes an anticipated positive impact of approximately two percentage points from acquisitions completed in 2008.
o	Our prior income from operations guidance assumed that changes in foreign exchange rates would negatively impact 2009 income from operations by more than five percentage points. This forecast now includes a negative impact of approximately five percentage points related to changes in foreign exchange rates as of September 30, 2009.
•

Excluding the above factors, 2009 organic (non-GAAP) income from operations growth versus 2008 (on a percentage change basis) is now expected to be roughly 6.0%. This forecast is now is at the high end of prior organic (non-GAAP) income from operations guidance that called for growth in the mid-single digit range

o	It is not yet possible to quantify the magnitude of changes that are likely to impact organic (non-GAAP) income from operations from the effects of foreign exchange rate changes primarily related to the revaluation of overseas bank balances.

SUPPLEMENTARY DATA

Average Foreign Exchange Rates

(1 Local Currency Unit to the U.S. dollar)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	2008	$ Change	% Change	2009	2008	$ Change	% Change
GBP to USD	$1.64	$1.89	$(0.25)	-13.2%	$1.54	$1.95	$(0.41)	-21.0%
EUR to USD	$1.43	$1.50	$(0.07)	-4.7%	$1.37	$1.52	$(0.15)	-9.9%
AUD to USD	$0.83	$0.89	$(0.06)	-6.7%	$0.75	$0.91	$(0.16)	-17.6%

Out-of-Period Accounting Adjustment*

(In thousands)

	Three Months Ended March 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Total
Decrease in Revenue	$191	$1,694	$200	$209	$2,294
Increase in Total Costs and Expenses	1,308	6,554	611	122	8,595

Total	$1,499	$8,248	$811	$331	$10,889

*	The out-of-period accounting adjustment detailed above occurred in the second quarter of 2009 and it was related to write down of certain assets and the accrual of certain liabilities associated with the Company’s European real-time market data services operation within the Institutional Services Segment.